Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ELECTRONIC ARTS INC.

ELECTRONIC ARTS INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Electronic Arts Inc. (the “Corporation”).

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 8, 1991.

THIRD: The Board of Directors and the stockholders of the corporation have each duly adopted this amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: Article VIII, Section (b) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and shall be replaced with a new Article VIII, Section (b), which reads in full as follows:

(b)Except as otherwise required by law, special meetings of stockholders of the Company for any purpose or purposes may be called only (i) by the Chairman of the Board of Directors pursuant to a resolution stating the purpose or purposes thereof or (ii) by the Board of Directors upon written request by one or more stockholders owning, in the aggregate, at least 15% of the Company’s outstanding shares entitled to vote on the matter or matters to be brought before the proposed special meeting, determined in accordance with the provisions of the Company’s Bylaws, and who otherwise comply with such other requirements and procedures set forth in the Company’s Bylaws, as now or hereinafter in effect.

IN WITNESS WHEREOF, Electronic Arts Inc. has caused this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer on this 11th day of August, 2022, who affirms that the statements made herein are true and correct.

                        ELECTRONIC ARTS INC.
                        By:     /s/ Jacob J. Schatz
                            Jacob J. Schatz
                            Chief Legal Officer & Corporate Secretary